First Quarter 2009 Earnings
Conference Call
January 29, 2009

Pat Davidson

Good morning and thanks for joining us. Earlier today, we published our first quarter results for fiscal 2009. A copy of the release is available on our website at www.oshkoshcorporation.com. Today’s call is being webcast and is accompanied by a slide presentation, also available on our website. The audio replay and slide presentation will be available on our website for approximately 12 months. Please refer now to slide 2 of that slide presentation.

Our remarks that follow, including answers to your questions, include statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings we make with the SEC. We disclaim any obligation to update these forward-looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

Occasionally today, we will refer to “previous estimates.” We made or updated such estimates during our fourth fiscal quarter earnings conference call on November 3, 2008.

Presenting today for Oshkosh Corporation will be Bob Bohn, our Chairman and Chief Executive Officer; Charlie Szews, President and Chief Operating Officer; and Dave Sagehorn, Executive Vice President and Chief Financial Officer.

Let’s begin by turning to slide 3 and I’ll turn it over to Bob.

Bob Bohn

Oshkosh Fiscal Q1 2009 Results

Thank you, Pat. Good morning and thank you all for joining us today. On our last call, I mentioned:

•	That we were living in unprecedented times,
•	That equity and credit markets were volatile and needed to stabilize for us to realize our earnings estimates, and
•	That the daily volatility and negative news were leading to rapidly changing demand in some of our markets.

I remind you of these points because they are all still true. In fact, there has been an uptick in negative news and data points around the world since November 3. Manufacturing orders globally were down sharply in our first fiscal quarter. Unemployment is rising quickly. Consumer spending is falling. Housing and non-residential spending are down further. And, credit markets continue to experience major surprises.

With these conditions as a backdrop, we are reporting fiscal 2009 first quarter sales of $1.39 billion, a decline of 7.6% from last year’s first quarter. The decline in sales was directly related to the economic conditions we have been facing. Customers, especially in our businesses with exposure to construction, have become more cautious. Our lower sales led to substantially lower operating income and a net loss of $20.6 million. We had noted in our November 3 conference call that we expected a loss in the first quarter.

We had another strong quarter of cash flow as we paid down $81.5 million of debt and ended the quarter with $260.8 million of cash and short term investments. We are maintaining our focus on tightly managing working capital in this period of uncertainty.

We experienced a modest increase in inventory over the past three months largely to support growth in our defense segment, but saw a decrease of $61 million on a year-over-year basis. We will continue to work hard to reduce our inventories, while maintaining high customer service levels.

As expected, we were in compliance with the financial covenants in our credit agreement at December 31. However, due to weaker than expected orders in certain of our businesses in the first fiscal quarter and concerns about our near term outlook, we now project that we will need to amend our credit agreement to avoid violating a financial covenant, and I’ll talk more about that in a few minutes.

Please turn to slide 4 and I’ll describe to you the current state of our various businesses.

Current Business Conditions

With such a broad spectrum of businesses, at any given time we will likely be experiencing some strong markets and some weak markets. This is one of the benefits of our diversification strategy. Businesses with stronger market conditions help us offset some of the negative earnings at businesses experiencing weaker conditions. It won’t come as a surprise to those of you who have followed us over the years that we expect our defense, fire apparatus, airport products and domestic refuse vehicle businesses to grow in fiscal 2009, in spite of the global recession. In defense, we have strong funding and backlog for our products and significant new business opportunities, some of which Charlie will describe. For our fire apparatus and airport products businesses, market share gains have filled out our backlog for fiscal 2009. In domestic refuse, we had a strong backlog entering the fiscal year and solid first quarter orders that should lead to a strong fiscal year performance.

Countering the strong performances and outlooks in those businesses, our businesses that support the construction industry are experiencing particularly weak demand. Nearly all of our other businesses realized weaker than expected orders in the first fiscal quarter. During the quarter, orders virtually stopped in some markets and order cancellations nearly equaled new orders for access equipment in Europe. This near drought in demand is unprecedented and has really caused us to reassess near-term expectations for our access equipment and commercial segments.

Lack of credit, currency volatility and general economic uncertainty were the primary causes of the order shortfalls. And, the volume weakness combined with currency and commodity cost volatility are putting further pressure on our margins.

So what are we doing to address these challenges? Please turn with me to slide 5 and I will describe our actions.

Oshkosh Response to Softer and Uncertain Market Conditions

We have taken decisive actions to improve our cost structure, address our balance sheet and as a result, improve our competitive position over the long term.

Since our last call, we’ve taken further actions to aggressively reduce our cost structure across the company to reflect lower sales and earnings expectations in several of our businesses. We believe these recent actions will reduce fiscal 2009 overhead and operating expenses by approximately $50 million. This amount is in addition to the $100 million of annual savings from cost reduction activities implemented late last summer.

As part of these actions, we also made a further 7% reduction to our combined hourly and salaried workforce, bringing our total staffing reduction to approximately 17% since the summer of 2008. Most of the layoffs were in the access equipment and commercial segments, where the slowdown in residential and nonresidential construction has had the most impact. We are also suspending production at several plants for one to two weeks each month during our second fiscal quarter and implementing one-week furloughs for salaried employees in our access equipment segment.

Since the equity and credit markets did not stabilize in November or December, customers became even more cautious. This cautiousness led to the significantly lower order rates that we experienced in several of our businesses. The lower than expected order rates in the first fiscal quarter, along with continued uncertainty as to when stability and liquidity will return to the credit markets, has caused us to reduce our sales outlook and begin discussions with our lead banks regarding an amendment to our credit agreement to provide financial covenant relief. We expect to execute an amendment in late February or March. This amendment will likely result in upfront fees and higher interest costs in fiscal 2009 and for the duration of the credit agreement. We further expect that the lower sales outlook and higher interest costs will lead to lower debt reduction in fiscal 2009 than we previously anticipated.

We will make an announcement after the amendment is concluded and Dave will talk a little more about the amendment in a few minutes.

Furthermore, with the limited visibility we have at this time in our access equipment and commercial segments, we have determined that it is appropriate to withdraw our previous earnings and suspend issuance of earnings and other estimates going forward. With that, I will turn it over to our president, Charlie Szews, to discuss details on each of our business segments and review some of our operating highlights and challenges.

Charlie Szews

Thanks Bob. Please turn with me to slide 6 for a deeper discussion of the conditions in each of our segments.

Access Equipment

During our last call, we described how demand for access equipment had fallen in North America as well as Western and Eastern Europe, but that demand in other markets was holding up. As the global economy continued to soften over the last quarter, costs for steel, fuel and other minerals fell sharply. This caused demand for access equipment to deteriorate in the Middle East, Australia and Latin America, which are dependent on commodity exports. China, India and most of the rest of Asia are now also adversely impacted by the spread of the recession around the world.

So, access equipment demand is now generally weak across the globe, with the sharpest downturn currently in Europe. We believe that utilization rates and rental rates are down globally, but only marginally, which is a good sign that rental customers are better managing their way through this downturn. Limited credit availability and general uncertainty about the economy have caused many customers to keep their fingers on the order pause button. We are looking forward to Congress passing a U.S. stimulus package to follow the actions of other countries. The benefits from any stimulus plan, however, may not aid this business until at least the second half of calendar year 2009.

During the first fiscal quarter, we sat on the sidelines and watched multiple competitors offer large discounts and extended payment terms to customers in Europe and around the world to bolster their financial year results and reduce their inventory levels. I believe we were quicker to reduce production to match demand. Most of the U.S. national rental company annual agreements for 2009 have been negotiated by JLG. Based on these negotiations, we believe that most of the price discounting by the competition is behind us, but it is difficult to know how desperate the financial situation could be for some competitors.

With the lower level of business we are expecting, we have significantly reduced our workforce, both office and factory, and our production schedules. Since we first began layoffs at JLG in July 2008, we have reduced staffing by about one-third, plus a significant number of employees are affected by one-to-two week per month production shutdowns. We don’t like doing this, but the weak environment is forcing us to take action.

We are continuing investments in new products to move the business forward. Our revolutionary new product, the LiftPod®, is a compact and easy-to-use mobile lift assist that retails for just under $2,000 and has been named the Grand Winner of the 2008 Rental Equipment Register Innovative Product Award. Details of the award are in the December issue of the magazine and we are very proud of this achievement.

Finally, in November 2008, JLG president Craig Paylor and I were in Tianjin, China for the groundbreaking of a new production facility for access equipment. We are very appreciative of the support received for this project from the Tianjin municipal government and from the Civil Aviation Administration of China. We expect the facility to start production in 2010 to support our access equipment sales throughout Asia.

Please move with me to slide 7 and let’s take a look at defense.

Defense

The defense segment posted another strong quarter, buttressed by new vehicle and significant armor kit sales. We were especially pleased to sign a multi-year contract for our heavy payload tactical vehicles. In just the last three months, we received delivery orders for $1.6 billion for our medium and heavy tactical vehicles, which support the optimism we have communicated to you over the last year or so about the near-term prospects for our defense business with the U.S. Army and Marines.

As Bob mentioned, our defense team is working on a number of business opportunities, some of which could still benefit fiscal 2009. We are currently working with the Armed Services to explore the modification of the Mine-Resistant Ambush Protected (“MRAP”) fleet to incorporate Oshkosh’s patented TAK-4 independent suspension to improve the mobility and durability of the fleet.

The largest opportunity is also the most competitive program – the MRAP All Terrain Vehicle or M-ATV. The U.S. Armed Services have MRAP vehicles in theater today that can protect America’s sons and daughters, but the vehicles don’t have the mobility or durability for use in the off-road mountainous terrain of Afghanistan. This led to the Armed Services issuing a joint urgent operational need statement for new vehicles for use in Afghanistan. Oshkosh has combined a modified version of its Medium Tactical Vehicle Replacement chassis, which was designed for a 70% off-road mission profile in the roughest terrain, with a Plasan North America armored crew compartment. Plasan has armored 5,000 MRAP vehicles to-date and provides a proven armor solution. Our M-ATV offering delivers the essential capability not available in the current MRAP fleet. That is, our vehicle provides exceptional off-road mobility to take the fight where no other vehicles dare to go.

We were not selected to be a large volume MRAP supplier, and some have discounted our opportunity in this competition. However, if this program is truly responsive to the urgent need for a proven, survivable and mobile vehicle for the off-road Afghan terrain, then the Services need a vehicle like the Oshkosh M-ATV to justify the use of taxpayer dollars in a recession and most importantly, to deliver the capability needed for America’s sons and daughters that are sacrificing for us in Afghanistan and Iraq.

We also expect to hear a decision this quarter from the U.S. government on the protest that our partner, Northrop Grumman, filed regarding the JLTV technology development awards last fall.

Please turn to slide 8 to discuss our fire & emergency segment.

Fire & Emergency

Even with soft municipal spending affecting fire truck sales, our Pierce fire apparatus business continues to outperform the competition in a difficult market. In fact, Pierce market share grew by approximately five percentage points in the most recently published rolling 12-month data. We continue to benefit from recent strong new product launches of our Velocity and Impel chassis, as well as from the success of the Pierce Ultimate Configuration, or (“PUC”). Additionally, we believe there has been some pre-buy activity ahead of the new National Fire Protection Association (“NFPA”) voluntary standards that became effective on January 1, 2009, which is countering lower fire truck demand due to reduced municipal spending.

While we have a full backlog at Pierce for fiscal 2009, it is possible that order rates will slow as the year progresses in response to tightening municipal spending. We expect to launch additional new products over the next 90 days to attempt to sustain our positive order momentum. We will address those on our next call.

The airport products business once again had brisk order activity in the first fiscal quarter for aircraft rescue and firefighting (“ARFF”) vehicles, particularly in international markets to support global airport expansion and replacement needs. Strong winter storms during the last couple of years have helped drive orders for our domestic snow removal vehicles, as well.

Our towing & recovery business continues to be negatively impacted by the recession and reduced credit availability, and our mobile medical business, which continues to feel the effects of lower reimbursement rates for medical procedures performed in mobile units, also continues to experience weak demand.

We have spoken to you in the past about our success in China, in particular with our ARFF units and snow plows. We are proud of the field reports we have received back from airports in China that are utilizing our H-series snow removal equipment. We anticipate continued success in this market.

Before I leave this slide, I would like to point out our recently announced exclusive agreement with Detroit Diesel on their DD13, 2010 EPA-compliant engines. Detroit Diesel is the engine of choice for many fire departments and we believe this makes our Pierce offerings even more attractive to new customers. We are truly excited about the potential for this engine in the fire service.

Please turn to slide 9 for a discussion of our commercial segment.

Commercial

Much like the situation affecting our access equipment business, our concrete business is facing an industry that is simply not spending on new equipment. Since we do not expect recovery in this business until the broader U.S. economy and construction markets improve, we’ve continued to work on lowering the cost structure in this business with an objective of driving profitability during difficult times.

Domestic refuse collection vehicle (“RCV”) demand has been solid as sales in this business were up in the first fiscal quarter on the strength of orders from customers working to reduce the age of their fleets. We continue to be cautious, however, recognizing that continued economic weakness could put pressure on our waste hauling customers to slow their equipment purchase rates.

We are very encouraged by customer response to our compressed natural gas (“CNG”) vehicles. CNG-powered vehicles continue to be requested by U.S. municipalities looking to reduce vehicle emissions and we are positioned very well to capitalize on these opportunities.

We are making progress, but at a slower pace than we expected, in eliminating the inefficiencies caused by prior year restructuring activities at the Geesink Norba Group. We are in the process of further reducing staffing at this business, which we believe will improve Geesink’s efficiency rates.

There are indications that demand in the European refuse collection vehicle market is weakening as we have heard from some waste haulers who have decided to delay or reduce their purchases of RCVs in fiscal 2009 as a result of weakening economic conditions.

That’s a brief overview of our operations. Dave, please take it from here.

Dave Sagehorn

Thanks Charlie and good morning everyone.

Please turn to slide 10.

Consolidated Results

Consolidated net sales of $1.39 billion for the first fiscal quarter were down 7.6% compared to the first fiscal quarter of last year, as increased sales in defense, fire apparatus and our domestic RCV businesses were not enough to offset lower sales in our access equipment and concrete placement products businesses. An operating loss in the access equipment segment more than offset higher operating income in the defense segment and lower corporate expenses. Operating income in the first fiscal quarter also included provisions for bad debts of $14.3 million, and severance and other restructuring charges totaling $8.3 million related to staffing reductions and facility closures during the quarter. We recorded a net loss per share for the quarter of $0.28.

Corporate operating expenses and inter-segment profit elimination declined $6.2 million in the first quarter of fiscal 2009 compared to the first quarter of fiscal 2008, due to lower incentive compensation and cost reduction initiatives.

Interest expense decreased by $11.4 million in the first fiscal quarter compared to the prior year quarter due to lower debt outstanding and lower interest rates.

We had a tax benefit of 7.7% of the pre-tax loss in the first fiscal quarter compared to a provision of 34.0% of pre-tax income in the prior year quarter. The current year rate reflects the impact of valuation allowances on tax benefits resulting from first fiscal quarter operating losses at Geesink, discrete items primarily related to a state income tax audit and the recapture of a portion of a European tax incentive. These were partially offset by the benefit of the retroactive reinstatement of the U.S. research and development tax credit.

With the strong cash generation that Bob talked about earlier, we were able to pay down $81.5 million in debt during the quarter and had $260.8 million of cash and short term investments on-hand at December 31.

Now, let’s take a look at each of the segments in detail.

Please turn to slide 11.

Access Equipment

Access equipment sales were $368.4 million in the first fiscal quarter, down 39.7% compared to the same period last year, as weak demand in the U.S. and Western Europe spread to other regions around the globe. Sales of both aerial work platforms and telehandlers were down in the quarter. Equipment sales in North America were down about 45% from the prior year quarter on significantly lower aerial work platform sales. Equipment sales in Europe were down 51% as customers pulled back even more than we previously expected and competitors moved aggressively to reduce inventory levels heading into their fiscal year end.

The segment recorded an operating loss of $47.0 million, compared to operating income of $61.1 million in the prior year quarter. Operating margin was negatively impacted by lower volumes and the related under absorption of fixed costs, a product mix shift to a higher percentage of lower margin telehandlers and unrecovered material cost increases, which negatively impacted margins by nearly 800 basis points. While steel and other commodity costs have decreased over the last few months, the equipment that JLG sold in the first fiscal quarter was largely comprised of higher cost inventory. We do not expect to see a significant impact on JLG’s margins from lower commodity costs until later in the fiscal year.

We recorded provisions for bad debts during the quarter of $13.6 million for the segment, taking into consideration the deteriorating worldwide business climate. Additionally, foreign currency exchange rates adversely impacted margins in the quarter by more than 100 basis points compared to the first quarter of fiscal 2008.

Backlog for access equipment was $139.5 million at December 31, 2008, a decrease of 84.9% compared to December 31, 2007. The decrease in backlog resulted from significantly softer demand driven by weakness in economies and construction markets across the globe as well as the wait-and-see approach taken by customers who understand that long lead times for access equipment are a thing of the past, at least for now.

Please turn to slide 12.

Defense

Defense segment sales were $543.8 million, up 36.5% compared to last year’s first fiscal quarter, due to continued strong demand for new trucks and significantly higher aftermarket parts & service revenues led by armor kit sales. Operating income increased 15.4% to $73.7 million, compared to $63.9 million in the prior year quarter.

Operating income margin in the quarter declined to 13.6%, compared to 16.0% in the first quarter of fiscal 2008. The decrease in operating income margin was largely a result of a higher percentage of sales this quarter from truck shipments under the lower margin Family of Heavy Tactical Vehicles (“FHTV”) contract, as well as costs to support several programs that our defense group is pursuing. In addition, the margin in the first quarter of fiscal 2008 benefited from the expiration of a systemic warranty accrual.

Backlog in this segment was $2.35 billion at December 31, 2008, up 62.0% compared to December 31, 2007. The increase in backlog was largely the result of several large contract awards for our FHTV products.

Please turn to slide 13.

Fire & Emergency

Turning to fire & emergency, sales decreased by 0.6% to $271.1 million compared to the prior year’s first fiscal quarter due mostly to weaker towing & recovery equipment sales that offset strong Pierce deliveries.

Operating income in this segment decreased to $18.1 million, or 6.7% of sales, compared to the prior year quarter due to significantly weaker results at our towing & recovery equipment business, higher material costs on units sold in the quarter at Pierce that were priced before the significant run-up in commodity costs and a weaker product mix across the segment. We do not expect to see a similar negative material cost impact in this segment in upcoming quarters.

Compared to prior year, fire & emergency backlog was up 21.8% to $698.3 million on December 31, 2008 due largely to higher fire apparatus backlog as Pierce delivered another quarter of outstanding order capture.

Please turn to slide 14.

Commercial

Commercial sales increased 0.8% to $232.2 million, compared to last year’s first fiscal quarter. The increase was due to higher sales of RCVs in North America as customers continued to update their fleets. This increase was largely offset by ongoing weak sales of concrete mixers, driven by nearly nonexistent demand as a result of continued weak residential and declining non-residential construction markets.

We recorded an operating loss of $6.8 million in this segment in the first fiscal quarter due to continued losses at Geesink. Geesink efficiencies still were not where we need them to be, but we believe progress is being made. Geesink also recorded a $3.4 million charge for severance costs as part of the restructuring to improve profitability at this business.

Backlog for the commercial segment at December 31, 2008 was $163.2 million, down 34.5% compared to December 31, 2007. Higher domestic RCV backlog was offset by substantially lower backlog for concrete mixers and batch plants.

Please turn to slide 15.

Oshkosh Credit Agreement Update

It’s important to reiterate that, at quarter end, December 31, 2008, we remained compliant with all the covenants in our credit agreement. We did this with significant free cash flow generation, which translated into debt reduction of $81.5 million and an increase of cash and investments of $172.6 million, to end the quarter at just over $260 million of cash and investments.

We previously said that we would amend our credit agreement if we thought the likelihood of violating a covenant was too high. Based on weaker than expected order rates during the first fiscal quarter and our current view that significant economic weakness will continue through at least fiscal 2009, we now believe that it is likely that we will violate a financial covenant at the end of the second quarter of fiscal 2009 without an amendment to our credit agreement. As a result, we plan to seek an amendment that we expect will provide us with financial covenant relief. We’ve had discussions with our lead banks and are in the process of preparing to launch the formal amendment request to the broader lender group.

As we said in November, we believe that the amendment will involve upfront fees along with higher interest expense. We’re not going to go into any more detail regarding the proposed amendment other than to say that we plan to provide an update after the amendment is completed, which we expect to occur in late February or March 2009.

Our comments from last quarter’s call related to micromanaging production schedules and maintaining tight control over discretionary spending are still valid. We have aggressive working capital reduction goals and are limiting our capital expenditures as we continue to drive cash flow generation.

As Bob mentioned earlier, we are suspending our practice of providing quantitative earnings estimates at this time. We won’t go into specific or quantitative forecasts, but we believe it is worthwhile for you to understand, at least directionally, our outlook for each of our segments.

We discussed weakness in the access equipment market in our last quarterly conference call. Our expectations for this business are incrementally worse than they were when we last spoke on November 3.

Our defense segment continues to receive notification of contract awards and is performing about as we expected on November 3.

Our fire & emergency segment is led by strong expectations for higher sales of Pierce fire trucks and airport vehicles. We expect segment sales will be limited by additional economic weakness that has impacted our towing & recovery business. We also expect weakness in our mobile medical business to continue and anticipate weak demand for our broadcast vehicles as network advertising revenues decline.

As the outlook for construction activity has continued to decline, so have estimates for our concrete mixer and batch plant businesses. And while orders were solid for our domestic RCV business in the first quarter, we are more cautious that continued economic weakness could begin to affect this business. We also believe that the weaker Eurozone will negatively impact our European RCV sales, and we are now expecting lower results in this business for fiscal 2009 than we were expecting on November 3.

Bob previously mentioned the additional cost reduction activities we are undertaking and they are absolutely the right actions to be taking. But, we do not believe they will be enough to offset the lowered outlook we have for some of our businesses.

Bob, I’ll turn it back over to you for slide 16.

Bob Bohn

Thanks, Dave.

Oshkosh Summary

As we close out our formal comments, I want to stress to you that we have some very compelling strengths that will help us succeed as we work through the recession. Oshkosh brands are second to none, and we are committed to keeping them there.

Unfortunately, we are going to be experiencing some near-term pain as we move forward toward a lower cost structure, but this pain is being felt by everybody and we will work through these issues as we sharpen our competitive focus.

We’ve described to you our intentions to amend our credit agreement. That will bring additional cost, but we expect that we will obtain the relief needed to weather the duration of the recessionary storm and emerge as a stronger company in a recovery.

And let’s finish with some good news. We have solid backlogs in several of our larger businesses. These are businesses that we believe will grow in 2009 and provide strong free cash flow as we work to pay down debt and improve our balance sheet. We also have a number of business opportunities, particularly in our defense segment, that could aid our performance over the balance of fiscal 2009.

Contrary to what our share price has been doing in the horrific markets over the last year or so, Oshkosh has a long, proud history of creating shareholder value. We have not lost sight of that achievement, and we are committed to succeeding in the marketplace. It is this focus on creating shareholder value that drives us as we take the necessary actions to align our operations for the current recession, while maintaining key initiatives to build for the future.

With that, I will turn it back over to Pat and the operator for questions.

Pat Davidson

Thanks Bob. I’d like to remind everyone to limit their questions to one plus a follow-up. Please avoid questions with multiple subparts as this makes it difficult to ensure that everyone participates. After the follow-up, we ask that each participant get back in queue to ask additional questions.

Operator, please begin the question and answer period of this call.